Exhibit 99.1
DOMINION RESOURCES BLACK WARRIOR TRUST
Press Release
Dominion Resources Black Warrior Trust
Announces 4th Quarter Cash Distribution
     DALLAS, TEXAS, November 18, 2005—Dominion Resources Black Warrior Trust today announced a quarterly cash distribution to the holders of its units of beneficial interest of $1.387016 per unit. The distribution will be payable December 9, 2005 to unitholders of record on November 29, 2005, according to the Trustee, Bank of America, N.A.
     This distribution represents the quarterly royalty payment from Dominion Black Warrior Basin, Inc. (DBWB) reflecting production from July 1, 2005 to September 30, 2005. DBWB reported that production attributable to the Trust’s overriding royalty interests was approximately 1.0 billion cubic feet during this period. Prices for the quarter to the trust averaged $8.95 per mcf.
     Included in the distribution is a one time adjustment of $0.32357 per unit royalty payment for sales compressor fuel for the period of January 2003 through June 2005.
     The Trust owns overriding royalty interests burdening certain proved developed coal seam gas properties owned by DBWB and located in the Black Warrior Basin of Alabama. The Trust is a grantor trust formed by Dominion Resources, Inc., the indirect parent company of DBWB, and is designed to provide unitholders with quarterly cash distributions from its royalty interests in certain coal seam gas properties. The units are listed on The New York Stock Exchange under the symbol “DOM”.
     For more information on Dominion Resources Black Warrior Trust, including current financial reports, please visit our website at http://www.dom-dominionblackwarriortrust.com/.
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Contact:
Ron E. Hooper, Senior Vice President
Bank of America, N.A., Trustee
(800) 365-6548